Exhibit 10.9
                    ASSET PURCHASE AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into as of the 11th day of July, 2005, by and between UniPro Financial Services, Inc., ("UniPro") organized and existing under the laws of the State of Florida, the "Purchaser"; and Global Technology Resource Holdings Corporation, ("Global") organized and existing under the laws of the State of Nevada, herein referred to as the "Seller".

WHEREAS, the Purchaser desires to purchase and the Seller desires to sell and transfer certain assets of Seller presently used in the operation of Seller's business, upon the terms and subject to the conditions set forth herein.


THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1.   Sale and Purchase.
Section 1. 1 Sale and Transfer of Assets. Seller hereby agrees to sell, convey, transfer, assign and deliver to Purchaser and Purchaser hereby agrees to purchase as herein provided, all of the title, rights and interests of the Seller in iPhone2, iPhone2.com, ImagePhoneTM and those assets as more fully described on Schedule "A" hereto, which description shall provide the name of the person or company presently in possession of listed equipment, and the specifics of the transaction by which such possession was granted. Along with copies of all supporting documentation, Schedule "A" is hereby made an integral part of this Agreement. This sale and transfer shall include any and all proprietary and or other enhancements made to any of said assets.

Section 1.2 Purchase Price. The purchase price payable to the Seller by the Purchaser in consideration for the Purchased Assets shall be Four Million (4,000,000) Shares of UniPro's $0.001 par value Common Stock. The parties agree that the ultimate purchase price shall be that value as shall be assigned to said assets for SEC reporting purposes by UPRO's independent auditor. Seller bases the stated Purchase Price on the representation that the assets listed on Schedule "A" are valued at approximately Two Million ($2,000,000) dollars. In the event that UniPro's independent auditor determines that the value of said assets for SEC financial reporting purposes is a lesser amount, the parties may reprice the assets, complete the transaction as is, or terminate this Agreement. All shares issued by virtue of this Agreement will be unregistered and Seller acknowledges the federal and state transfer restrictions are imposed thereon.

On Closing, as hereinafter defined, the purchase price shall be paid in full by the Issuance of said shares to the Seller or its assigns, subject to the Escrow provisions hereinafter stated.

Section 1.3 No Assumption of Liabilities. The Seller acknowledges that there shall be no known encumbrances, claims or obligations of record, pending or otherwise on said Assets at the Closing of the aforementioned transaction, and shall hold the Purchaser harmless from any all future claims or encumbrances, whether known or unknown at the time of Closing. This provision shall survive the Closing.

Section 1.4 New Share Issuance. Until the completion of the contemporaneous Share Repurchase Agreement between the present control shareholders and UniPro, the Seller's nominees or assigns, by virtue of their ownership of the shares being issued pursuant to this Asset Purchase Agreement will be the control shareholders of the Purchaser, and as such hereby agree that they shall NOT cause UniPro to issue additional shares of its capital stock (common or preferred) except in exchange for valuable assets, without the express written consent of Paul M. Galant, acting as the representative of the current control shareholders.

ARTICLE 2.   Representations and Warranties of Seller and Purchaser.
Section 2.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:
(a) Due Incorporation and Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) Authority. Seller has the legal power and authority to enter into and perform this Agreement and the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Seller and the transactions contemplated by this Agreement have been duly and validly approved and authorized by all necessary corporate and shareholder action of Seller.
(c) Title to Asset. Seller has good and marketable title to the demised Assets conveyed hereunder.
(d) Actions Pending. There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against or affecting the subject Asset at law or in equity, or before any governmental or public office, agency or authority which involves the possibility of any liability or which may result in any adverse change in the ownership of the Purchased Asset.
(e) Brokers. Seller and Purchaser agree that there was no broker or finder who brought about the subject transaction. Each party agrees to indemnify and save harmless the other in the event of a third party claim.
(f) Absence of Conflicts and Consent Requirements. Sellers execution and delivery of this Agreement and performance of its obligations hereunder, including the sale of the Purchased Asset hereunder, do not (i) conflict with or violate Sellers Articles of Incorporation or Bylaws, (ii) violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the tight to terminate or declare a default under, the terms of any written agreement to which Seller is a party or by which its properties or assets may be bound; or (iii) violate any judgment, order, decree, or to the knowledge of Seller, any law, statute, regulation or other judicial or governmental restriction to which Seller is subject.

Section 2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:
(a) Due Organization. Purchaser is a corporation duly organized, existing and in good standing under the laws of the State of Florida.
(b) Authority. Purchaser has the legal power and authority to enter into and perform this Agreement and the transaction contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser and the transactions contemplated by this Agreement have been duly and validly approved and authorized by all necessary corporate action of Purchaser. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, not compliance by Purchaser with any of the provisions hereof will: i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Purchaser, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets.
(c) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser in such a manner as not to give rise, as the result of any action of Purchaser, to any valid claim against the Seller for a brokerage commission, finders fee or other like payment.
 (d) Regulatory Compliance. Purchaser has disclosed all material facts in its reports to the U.S. Securities Exchange Commission ("SEC") and such reports are accurate in all respects and to the same degree as if the Purchaser was required to make such reports under the Securities Exchange Act of 1940, as amended (the "Exchange Act"). Purchaser is in compliance with all laws, rules and regulations, and no investigations, complaints, lawsuits or other actions are pending or threatened which could have a negative effect on Purchaser's operations, assets or the value of its securities.
(e) Accuracy of Books and Records. All of Purchaser's accounting records are kept in accordance with Generally Accepted Accounting Principles and otherwise comply with the requirements of the SEC for a company required to file reports under the Exchange Act.
(f) Issued Securities. All shares, warrants, options and other securities issued by Purchaser are disclosed in UniPro's SEC public filings. As of the date hereof the following securities are issued and outstanding:
                Shares:                           5,199,167
                Warrants:                           700,000
		  100,000 exercisable @5.00
		  600,000 exercisable @6.25
                Incentive Stock Options:            190,000
		   Exercisable @1.00

(g) Material Contracts. All material contracts from inception through June 15, 2005 in which UniPro is a party are included in UniPro's SEC filings. The only contracts entered into subsequent to June 15, 2005, other than this Asset Purchase Agreement, are:
 a) Contemporaneous Funding and Share Repurchase Agreement, dated
July 11, 2005;
 b) Shares and Incentive Option Grants to Allen Weinstein, dated June 24, 2005, for consulting services rendered from June, 2003 through May 31, 2005.
 c) Shares and Incentive Option Grants to Harvey Judkowitz, dated June 24, 2005, for management services rendered from June, 2003 through May 31, 2005.
 d) Shares and Incentive Option Grants to Paul M. Galant, dated June 24, 2005, for management services rendered from June, 2003 through May 31, 2005.
(h) UP Holdings, Inc. - [100% owned subsidiary]. The parties acknowledge that on or before the Closing of this Agreement, all of the present assets and liabilities of UniPro, including the monthly rent agreement, the eBroker License Agreement with MSM Systems Corporation and the Peer Review Mediation and Arbitration, Inc. consulting agreement, shall either be terminated or transferred by the unanimous consent of the boards of directors to UP Holdings, Inc. The shares of capital stock of UPHoldings, Inc. shall be transferred to the control shareholders of UniPro as part of the consideration for the Contemporaneous Share Repurchase Agreement. UPHoldings, Inc. will save UniPro harmless from any damages or liabilities arising out of the assets, liabilities or the assignment transaction.

ARTICLE 3.    Closing.
Section 3.1 Closing Date. The closing for the consummation of the transactions contemplated by this Agreement (the Closing) shall take place at the offices of the Purchaser on or before July 31, 2005 or by contemporaneous delivery by each party to the other of signed documents, as may be required.

Section 3.2 Obligations of Seller. At the closing, Seller shall deliver to Purchaser, as appropriate:
(a) Such warranty deeds, leases, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, and such further assurances and evidences of conveyances as may be reasonably requested by Purchaser in form satisfactory to Purchaser and its counsel, as shall be effective to vest, in accordance with the terms of this Agreement, all rights, title and interest in and to the Purchased Asset and other rights contemplated by this Agreement;
(b) A Non-Compete Agreement as provided hereinafter by Article 4.
(c) Copies certified by the Secretary or Assistant Secretary of Seller, of the approval by the Board of Directors and all shareholders of Seller authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby.

Section 3.3 Obligations of Purchaser. At the closing, as payment of the purchase price, Purchaser shall deliver to the Seller Certificate(s) representing the Shares, with each such certificate to carry the appropriate Transfer Restriction Legend indicating that transfer of the shares is subject to compliance with the Securities Act of 1933. Prior to Closing, Seller shall provide Purchaser with names, addresses and tax ID numbers of individuals who shall receive the shares due and owing to Seller. Alternatively and at the Seller's option, the Purchaser can provide appropriate instructions and documentation to Transfer Online, Inc., UniPro's transfer agent, to prepare and deliver the required certificates for shares.

ARTICLE 4. Covenants of Seller. Seller agrees and covenants with Purchaser as follows:
Section 4.1. Conduct of its Business/Non-compete. Without the prior written consent of the Purchaser, the Seller shall not continue doing business in any way deemed by Purchaser to be competitive with that business to be conducted by Purchaser using the acquired Assets. Performance pursuant to this provision shall survive the Closing, and any breach hereof shall be subject to specific performance as provided by the laws of the State of Florida.
(a) Location of the Purchased Assets. Seller shall provide Purchaser with all documentation evidencing the existence and location of the scheduled equipment, and provide such assurance as may be required that the Assets not in the immediate possession and control of the parties shall be maintained in good repair, order and condition by the individual or company maintaining possession pursuant to agreement.
(b) Insurance. Until Closing, the Seller shall maintain in full force insurance covering loss or damage to the property conveyed hereunder, and shall take all actions necessary to preserve all rights under such insurance.
(c) Accuracy of Representations and Warranties. Seller shall not take any action, which would render any representation or warranty made herein by Seller untrue in any material respect as of the Closing Date.

Section 4.2 Notice of Breach or Failure of Condition. Seller will give notice promptly to Purchaser of the occurrence of any event or the failure of any event to occur that would preclude the satisfaction of any condition contained herein.

Section 4.3 Further Assurances. Seller shall promptly execute and deliver such instruments and take such actions as Purchaser reasonably may request in order to effect the transactions contemplated by this Agreement and to satisfy each of the conditions set forth in Article 6 of this Agreement.

Section 4.4 Full Efforts of Seller to Obtain Consents. Seller shall use its full efforts to obtain promptly all consents and authorizations of third parties, to make all filings, and to give all notices to third parties which may be necessary and reasonably required in order to effect, or in connection with, the transactions contemplated by this Agreement.

ARTICLE 5.   Covenants of Purchaser and Seller.
Section 5.1 Publicity. Purchaser and Seller agree to maintain in confidence information concerning this Agreement and the transactions contemplated by this Agreement. The parties shall consult with each other prior to any public announcements or disclosures required by law to be made with respect to the transactions contemplated by this Agreement, and no other announcements will be made without mutual consent of the parties.

Section 5.2 Full Efforts. Purchaser and Seller will use their full efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by them.

Section 5.3 Governmental and other Filings. Seller and Purchaser agree to cooperate with each other in filing any necessary applications, reports or other documents with any Federal; or State authorities having jurisdiction with respect to the transactions contemplated by this Agreement and in seeking necessary consultation with and favorable action by any such agencies, authorities or bodies.

Section 5.4 Cooperation After Closing. Subsequent to the Closing, Purchaser and Seller shall whenever and as often as shall be reasonably required by the other, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all further instruments as may be necessary or expedient to consummate the transactions provided for in this Agreement.
ARTICLE 6. Conditions to Sale.
Section 6.1 Conditions Precedent to Obligations of Purchaser. All obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to and shall be conditioned upon the satisfaction on or prior to the Closing Date, of each of the following additional conditions:
(a) Representations, Warranties and Agreements of Seller. Except for changes contemplated by this Agreement and changes occurring in the ordinary course of business, the representations, warranties and agreements made by Seller herein shall be true in all material respects on an as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date. Seller and all shareholders of Seller shall have performed in all material respects the obligations, agreements and covenants undertaken by them herein to be performed at or prior to the Closing Date.
(b) Consents to Assignments. Purchaser shall have received evidence, satisfactory to Purchaser and its counsel, that any necessary consent to any assignments of agreements, licenses and commitments contemplated hereunder has been obtained.
(c) Necessary Approvals: Regulatory Authorizations. All authorizations and approvals of any third parties, including Federal or State regulatory bodies and officials, necessary, in the reasonable opinion of Purchaser, for the consummation of the transactions contemplated by this Agreement, and the continuation in all material respects of the business without interruption after the Closing Date in substantially the manner in which such business is now conducted, shall have been received and shall be in full force and effect.
(d) Corporate Authorization. All resolutions and actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller shall have been duly and validly made and taken, and Seller shall have full power and right to consummate the transactions contemplated hereby.
(e) Payment of Transfer Taxes. The Seller shall have paid or made provision for payment of all transfer taxes sales taxes or other similar taxes, which become due by reason of the transactions herein provided, if any.

Section 6.2 Conditions Precedent to Obligations of Seller. All obligations of Seller under this Agreement are subject to and shall be conditioned upon the satisfaction prior to the Closing Date, of each of the following conditions:
(a) Representations, Warranties and Agreements of Purchaser. The representations, warranties and agreements made by Purchaser herein shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except as affected by transactions contemplated hereby. Purchaser shall have performed in all material respects the obligations, agreements and covenants undertaken herein to be performed at or prior to the Closing Date.
(b) Corporate Authorization. All resolutions and actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser shall have been duly and validly made and taken, and Purchaser shall have full power and right to consummate the transactions contemplated hereby.

ARTICLE 7.   Termination.
Section 7.1 Terminations by Mutual Consent. At any time on or prior to the Closing Date, this Agreement may be terminated by the mutual consent of Purchaser and Seller without liability on the part of any party. In the event of the termination of this Agreement by mutual consent, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.

Section 7.2 Terminations Upon Breach or Default. At any time on or prior to the Closing Date, if a material default shall be made by a party in the observance or in the due and timely performance of the covenants herein contained, or if there shall have been a material breach by a party of any of the representations and warranties set forth in this Agreement, Purchaser or Seller, as the case may be, may terminate this Agreement without prejudice to its other rights and remedies, including such party's right to recover its expenses, costs, and other damages.

Section 7.3 Termination Based Upon Conditions. If the conditions of this Agreement to be complied with or performed by a party on or before the Closing Date shall not have been complied with and such noncompliance or nonperformance shall not have been waived, the party to whom the benefit of such condition runs may terminate this Agreement without prejudice to its other rights and remedies, including such party's right to recover its expenses, costs and other damages.

ARTICLE 8.    Miscellaneous.
Section 8.1 Bulk Sales Compliance. The parties agree to waive compliance with the Bulk Sales provisions of the Uniform Commercial Code of the State of Florida. The Seller agrees to hold harmless and indemnify Purchaser as to any and all claims, damages, costs and expenses incurred by virtue of such waiver. In the event that any such claims may hereafter arise, the Seller agrees to satisfy such claims by the surrender to Purchaser of a sufficient quantity of shares of UniPro from those being issued as consideration for the subject transaction.

Section 8.2 Amendment. This agreement may be amended, modified or supplemented in whole or in part only by an instrument in writing executed by both Purchaser and Seller.

Section 8.3 Assignment. The parties agree that neither this Agreement nor any rights created hereby shall be assignable by any party without the prior written consent of the other party.

Section 8.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

Section 8.5 Expenses. Seller and Purchaser shall each bear the respective expenses incurred by them in connection with the negotiation, execution and delivery of this Agreement and the consummation of he transactions contemplated hereby.

Section 8.6 Entire Agreement. This Agreement contains the entire agreement between Purchaser and Seller with respect to the sale of the Purchased Asset and related transactions and supersedes all prior arrangements or understandings with respect thereto.

Section 8.7 Descriptive Headings. The description headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

Section 8.8 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed to the respective party at the address provided, or delivered by electronic facsimile or Internet email, with proof of delivery, to the appropriate numbers or email addresses as may be provided by the parties.

Section 8.9 Specific Performance. Seller acknowledges that the Purchased Assets are unique to the nature of Purchaser's intended business, and that if Seller fails to consummate the transactions contemplated by this Agreement, such failure will cause irreparable harm to Purchaser for which there will be no adequate remedy at law. Purchaser shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement of Seller, without just cause, refuses to consummate the transactions contemplated by this Agreement.

Section 8.10 Survival of Covenants, Representations, Warranties and Indemnifications. All covenants, representations and warranties made by any party to this Agreement shall be deemed made for the purpose of inducing the other parties to enter into this Agreement. The representations, warranties and covenants contained in this Agreement shall, except as otherwise provided in this Agreement, survive the Closing indefinitely. The provisions of Article 7 of this Agreement shall survive the Closing indefinitely. The covenants, presentations and warranties of both Seller and Purchaser are made only to and for the benefit of the other party (including their assigns, successors) to this Agreement and shall not create or vest rights in other persons.

Section 8.11 Subsequent Matters. Upon the Closing, Charles Greenberg (and the other individuals hereinafter) who shall be appointed to the Board of Directors, hereby agrees that in such capacity that UniPro will adopt a Director's Resolution authorizing the Corporate Secretary or UniPro's counsel, upon the receipt of an appropriate shareholder representation letter and the original properly endorsed (if required) share certificate, to issue instructions and at UniPro's expense, a Rule 144 Opinion to UniPro's transfer agent with regard to the transfer of any or all of the restricted shares which are presently issued and outstanding. In recognition of the fact that no transfers of any such shares have taken place since their original issuance, UniPro will not require such shareholders to deliver a counsel opinion as regards the transfer, sale or the qualification of these shares under Rule 144(k) to have the restrictive legend removed, or any such shares presented by a brokerage firm pursuant to Rule 144, if applicable, so long as the proposed transfer, sale or qualification of shares would not violate any applicable securities law.

Section 8.12 Controlling Law. This Agreement shall be governed by and construed pursuant to the laws of Florida.

Section 8.13 Facsimile Signatures. One or more parties hereto may execute this Agreement by delivery of a signed document through facsimile or other electronic means.

Section 8.14 Closing Date. Notwithstanding any provision herein to the contrary, the parties contemplate that the Closing Date shall be mutually determined and will be on or before July 31, 2005, unless otherwise agreed upon in writing.

IN WITNESS WHEREOF, the parties have caused this Asset Purchase
Agreement, consisting of 7 pages and the attached Schedule(s), to be executed by their authorized officers, and the several individual parties, on or as of the date stated above.


UniPro Financial Services, Inc. - Purchaser
-------------------------------------------

                                             ATTEST:

By: ______________________________     	By:____________________________
    Harvey Judkowitz, President            Paul Galant, Secretary



Global Technology Resource Corporation - Seller
-----------------------------------------------

                                             ATTEST:

By:  _____________________________       :______________________________
     Charles Greenberg, President